MASTER JOINT VENTURE AGREEMENT

THIS MASTER JOINT VENTURE AGREEMENT (“Agreement”) is made by and between Geotec, Inc. (“Geotec”), a Florida corporation maintaining its principal business address at 110 E. Atlantic Ave., Suite 200, Delray Beach, Florida 33444 and GreenCoal, LLC (“GreenCoal”), an Illinois limited liability company that maintains its principal place of business at 257 West Lincoln Avenue, Lewistown, Illinois 61542, and is effective as of the last date of execution set forth below.  Geotec and GreenCoal may hereinafter be referred to collectively as the “Parties.”

WHEREAS, Geotec is engaged in the business of the development and exploitation of proprietary enzyme/protein technology (the “Technology”);

WHEREAS, it is intended that, among other applications, the Technology will utilize bio-refinery units (each, a “Facility”) for the recovery of saleable coal or any other substance recovered from a Site that creates Revenue or otherwise generates cash, or cash equivalents from the sale or assignment (the “Product”) from gob, culm, lignite, or other lower grade or dirty coals or carbon fly ash and for the remediation of soils (the “Process”);

WHEREAS, Geotec anticipates further development of the Process by commercial producers of Product, whether by Geotec, Green Energy Management, LLC, a Florida limited liability company (“GEM”) or GEM controlled limited liability companies, Ecotec Coal, LLC, a Florida limited liability company (“Ecotec”), or through joint venture or a sale or supply arrangement, or otherwise, with other Persons, as defined herein, or otherwise (each such user, a “Project Company”);

WHEREAS, Geotec and GreenCoal desire to enter into a joint business venture to facilitate the acquisition, washing, processing and sale of coal hydrocarbons located in Illinois and elsewhere (the “Joint Venture”), whereby they will each commit certain of their respective corporate resources to the initiation and management of the Joint Venture; and

WHEREAS, the Parties also desire to enter into this Agreement to facilitate procurement of additional ancillary agreements with other entities, including, but not limited to, Ecotec and GEM in furtherance of the business of the Joint Venture; and

WHEREAS, Geotec and GreenCoal desire to set forth herein their respective understandings and agreements regarding the prospective Joint Venture.

NOW, THEREFORE, in exchange for the mutual promises, agreements and consideration identified herein, the sufficiency of which is acknowledged and agreed, Geotec and GreenCoal agree as follows:

§1

DEFINITIONS.

a.

As used herein, the terms “Agreement”, “Facility”,  “Geotec”, “GreenCoal” “Parties”, “Party”, “Process”, “Product”, “Project Company”, and “Technology” shall have the meanings ascribed to such terms above, and the following terms shall have the following meanings:

“Affiliate” means with respect to a particular Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Business Day” means a day on which commercial banks are open for normal business in New York.

 “Claims” has the meaning specified in Section 14 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Code, or any successor law.

“Confidential Information” has the meaning specified in Section 10 hereof.

“Control” (including, with correlative meanings, the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

 “Dispute” has the meaning specified in Section 14 hereof.

“Expenses” means, for any period, all accounts payable and liabilities accrued as of the end of such period and all disbursements of cash by or on behalf of a Party, GEM or Ecotec during such period, in respect to the costs and expenses incurred during such period in managing, permitting, insuring, siting, owning, operating, enhancing, maintaining and repairing a Facility, including without limitation the fees and disbursements paid by or on behalf of the Project Company under the Project Contracts, the general and administrative expenses of the Project Company, including franchise or similar taxes payable to any Governmental Body and fees for qualifying as a foreign entity in any other jurisdiction, and costs of Quarterly and Year-end reviews and audits of the operations of the Facility and the financial statements of the Project Company and the preparation of income tax returns of same, all as computed and determined in accordance with GAAP.  Expenses for a period shall not include (a) payments of or in respect to the purchase price for Project assets, (b) any uninsured damages, costs or expenses arising from a breach by the Project Company of any of the Project Contracts, unless such a breach is caused by the wrongful acts or omissions of Operator, (c) principal and interest as they become due and payable on indebtedness of the Project Company that has been incurred for purposes other than the installation, operation, maintenance or repair of the Facility or the ownership of other Project assets, and (d) any costs or expenses incurred which are expressly excluded from this category by the Operating Agreement.

“Feedstock” means gob, culm, lignite, or other lower grade or dirty coals, or high carbon fly ash, any other substance recovered from a Site that creates Revenue or otherwise generates cash, or cash equivalents from sale or assignment and is processed by the Facility in order to make Product.

“Feedstock Supply Agreement” means any agreements or arrangements for the supply of Feedstock to a Facility.

“Fuel Sales Agreement” means any agreements or arrangements for the sale of Product produced at a Facility during the Term.

“GAAP” means generally accepted accounting principles.

“Governmental Body” means any of the following: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“IRS” means the Internal Revenue Service or its successor.

“Legal Requirement” means any applicable administrative (or quasi-administrative) order, constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Body.

“Monetizer” means a Person other than the Parties or their Affiliates who purchases a Facility or an interest in the entity owning or operating a Facility with the agreement that Section 45 Tax Credits arising from the operation of a Facility will be allocated to such Person.

“Month” means a calendar month and “Monthly” means each calendar month.

“Net Profits” means, in respect to a Project, Revenues less Project Operating Expenses of the Project.

 “Operating Agreement” means, as to each Project the standard form operating and management agreement in substantially the same form as set forth on Exhibit “A” attached hereto, to be entered into between each Project Company and the Operator for management and operating services for the Project, and any amendments thereto and any successor or replacement agreements thereof.

“Operator” means, as to each Project, Ecotec, or such subcontractor as designated by Ecotec, as the Operator under an Operating Agreement.

“Payment Date” means the 20th day of the following Month; provided that if such day is not a Business Day, then the next Business Day occurring after such 20th day.

“Person” means a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Project” means the business of operation of one or more Facilities by a Project Company for the production of up to 20 million tons of Product utilizing the Process.

“Project Contracts” means any Fuel Sales Agreement, any Feedstock Supply Agreement, any Services Agreement and any Site Lease for a Project.

“Project Operating Expenses” means, in respect to a Project, all Expenses incurred in the operation of the Project.

“Quarterly” means each calendar quarter.

“Refined Coal” means solid synthetic fuel produced by utilization of the Process.

“Revenues” means, for any period, all cash received by or on behalf of a Project Company or its Affiliates due to operation of the Project or the sale of Refined Fuel and any associated Product during such period, and all accounts receivable as of the end of such period in respect to the operation of the Project or the sale of Refined Fuel and any associated Product from the Facility during such period, including without limitation sale proceeds for Product, whether received by or due to the Project Company or affiliated marketing agents or principals, and capital contributions due to the Project Company or affiliated principals incident to the generation of Section 45 Tax Credits (excluding benefits to Monetizers) or emissions credits.

“Section 45 Tax Credits” means the tax credits provided by Section 45 of the Code for solid synthetic fuel produced from Feedstock and constituting Refined Coal.

“Services Agreement” means any agreement or arrangement, other than an Operating Agreement or this Agreement, for the provision of services with relation to operations of a Facility, and any amendments thereto and any successor or replacement agreements thereof.

“Site” means the premises owned, leased or licensed by a Project Company for the location and operation of one or more Projects.

“Site Lease” means any lease or license for a Site.

“Supply Agreement” means, as to each Project, the standard form agreement as set forth on Exhibit “B” attached hereto, to be entered into between Ecotec and Geotec for the supply by Geotec of its proprietary enzyme/protein materials constituting the Technology to such Project.

“Term” has the meaning specified in Section 2.04 hereof.

“Year” means a calendar year.

b.

References; Gender; Number; Certain Phrases.  All references in this Agreement to a “Section”, “Exhibit” or “Schedule” are to a Section, Exhibit or Schedule of this Agreement, unless the context requires otherwise.  Unless the context requires otherwise, the words “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby”, “thereof”, “thereunder” or words of similar import refer to this Agreement as a whole and not to a particular Section, subsection, clause, or other subdivision hereof.  Whenever the context requires, the words used herein include the masculine, feminine, and neuter gender, and the singular and the plural.  The words “include” and “including” shall mean “include, without limitation,” and “including, without limitation,” respectively.  The word “or” is not exclusive.

§ 2.  PURPOSE OF THE JOINT VENTURE

§ 2.01(a).  Exploitation of Coal, Including Illinois Coal.  The Parties agree that the purpose of the Joint Venture is to facilitate the acquisition and processing of Feedstock including, but not limited to, Illinois coal at one or more various Sites as hereinafter identified by GreenCoal and the generation of Revenues and Net Profits from the sale of Refined Coal and Product.  The Parties acknowledge that the Sites identified by GreenCoal will include mined Feedstock that will be subject to the Ecotec Process at a Facility designed to generate Revenue, Product and Tax Credits pursuant to Section 45 of the Internal Revenue Code.  The Parties agree that this Agreement shall be applicable to the various Sites and Facilities as they mutually agree upon from time to time during the term of this Agreement.

§ 2.01(b).  Structure of Transaction and Role of Entities.  The Parties contemplate that various other Persons will be involved in the transactions necessary to generate Revenue and Net Profits for the Joint Venture and that the Parties will enter into other Project Contracts with other Persons to facilitate the goals of the Joint Venture. Various elements of the contemplated structure include the following items that may also be identified elsewhere in this Agreement under specific headings:

1.

The Parties agree that GreenCoal, Geotec or a third party may provide all initial funding/operating capital for acquisition of the Sites, Feedstock, the equipment necessary for the construction of each Facility and operation of each Facility by a Project Company, as well as funding for the acquisition of all necessary equipment and working capital for the Joint Venture (the “Initial Operating Capital”). In the alternative,

2.

The Parties agree that the Initial Operating Capital shall be recovered by GreenCoal, Geotec or a third party through its receipt of seventy-five percent (75%) of the Net Profits from Joint Venture.  Upon recovery by GreenCoal, Geotec or a third party of the Initial Operating Capital relative to a Site, Net Profits from Joint Venture operations at such Site shall be equally divided between GreenCoal, Geotec and/or a third party. Net Profits shall be payable to each Party hereto on the Payment Date.  The funding and repayment terms set forth in this paragraph and paragraph 2.01(b)1 above shall apply regarding each Site, the acquisition of Feedstock and construction and operation of each Facility, unless otherwise agreed upon in writing by the Parties.

3.

Geotec agrees to provide its Technology to the Joint Venture to facilitate processing of Feedstock and the generation of Revenue and Net Profits upon resale of the Refined Coal and Products generated from operations of the Facility.

4.

The Parties further agree that they both will be vendors of Ecotec, which must own the Facility in order to generate the Tax Credits.

5.

As a vendor of Ecotec, the Parties contemplate that unless otherwise agreed to the contrary, GreenCoal or a third party will operate the initial Facility and may also possibly operate other Facilities elsewhere as agreed upon by the Parties pursuant to an Operating Agreement in a form substantially the same as Exhibit A attached hereto.

6.

The Refined Coal and Product will be sold by Ecotec for a fixed price to Geotec, which will sell the Refined Coal and Product to end users.

7.

All Expenses incurred by a Project Company, including GreenCoal, Ecotec, GEM, Geotec and any third party will be paid from Revenue.  The Parties agree that the Joint Venture shall maintain operational cash balances in Ecotec in an amount of no less than $1,000,000.00  to facilitate continued operation of the Joint Venture.

8.

Administrative.  The Operator will provide such office space, equipment, facilities and supplies, and the services of such secretarial, clerical and other personnel of the Operator at its headquarters, as may be required for the reasonable conduct of the business of the Project by Operator personnel.

9.

On-Site Operations.  The Operator will operate the Facility or Facilities at the Project, from and including the recovery of available Feedstock at the Project, through the Process and including the loading of the Refined Coal and/or Product onto the Project’s mode of transportation adjacent to the Facility together with the repositioning of residual soil and rock from the Process onto the Project site or for sale as top soil, fill or capping material, if appropriate.  Any Feedstock shipped in to a Project will be delivered to a suitable delivery site on the Project designated by the Operator at no cost to the Operator.  In the performance of such duties, the Operator shall, among other things, develop business, operating and management plans and programs, formulate policies and objectives and assist the Project Company in carrying out such plans, programs and policies.

10.

Entity Management.  The Operator will, in cooperation with and as directed by Geotec and/or GEM, make such arrangements with and employ and retain, at the expense and for the benefit of the Project Company, such accountants, attorneys, banks, transfer agents, custodians, underwriters, engineers, insurance companies and other Persons as may from time to time reasonably be necessary to manage the business operations of the Project Company.  The Operator may require a deposit equal to one Month’s Expenses for the Project and will administer the Project Contracts and collect all Revenues on behalf of Ecotec and pay all Expenses on behalf of the Project Company as directed by Ecotec; provided that in no event will the Operator be required to pay any Expenses with its own funds.  All Project Contracts will be entered into by the Project Company and not the Operator unless such Persons are one and the same.

11.

Accounting.  The Operator will maintain in good order the books of account, ledgers, and records of the Project Company and shall perform all day-to-day accounting functions of the Project necessary for the conduct of its business including, without limitation, matters related to paying and receiving, billing, reserve estimates, payroll and tax return preparation, contract coordination and administration of employee benefit plans.  Without limiting the generality of the foregoing, the Operator shall prepare all requisite accounting reports and interim financial statements of the Project Company, including balance sheets, income statements and statements of cash flows, and shall assist the Project Company in selecting an independent public accounting firm for the purpose of conducting annual financial audit reviews of the Project Company and shall aid in coordinating such audits.  All books and records shall be available upon demand to Geotec, GEM, Ecotec, GreenCoal and any third parties to this agreement.

12.

Compliance.  The Operator shall timely oversee the preparation and filing on behalf of the Project Company of all reports, forms, documents, certificates and other instruments required by Governmental Bodies in order to lawfully conduct the business and affairs of the Project Company and to comply with Legal Requirements.

§ 2.02.  Non-existence of Partnership.  The Parties agree that they shall conduct the commercial activities contemplated by this Agreement as co-ventures and not as general or limited partners or otherwise in the context of any partnership, as such term is construed under applicable law.  Accordingly, neither Party shall have any right or obligation to control the activities of any other Party to this Agreement nor any conduct of any other Party, including such Party’s agents, in furtherance of the Joint Venture.

§ 2.03.  Expenses of Joint Venture.  The Parties agree that Geotec and Ecotec, or its Manager, GEM, shall ultimately determine the reasonable and necessary expenses generated in connection with any Project Company utilizing the Ecotec Process at a Facility and such expenses shall be paid by the Project Company for each Facility from Revenue prior to reimbursement of any capital contributions to the Joint Venture by either Party hereto.  Both GreenCoal, Geotec and any third parties shall be responsible for payment of their own expenses, but will be reimbursed for all pre-approved travel expenses and necessary and reasonable, documented costs related to the Joint Venture.

§ 2.04.  Term of the Agreement.  The term of this Agreement shall be for a period of ten (10) years from the date of execution below and shall be renewable for successive one-year periods at the election of the Parties.  The Parties may mutually agree to terminate this Agreement at any time or otherwise in accordance with Section 8 herein.

§2.05.  Name of Joint Venture.  The Parties agree to refer to the Joint Venture as “Ecotec Illini Ventures, Ltd.”

§ 3.  GEOTEC CONTRIBUTION TO JOINT VENTURE.

§ 3.01.  Coal Processing Technology.  In furtherance of the Joint Venture and subject to the terms and conditions of this Agreement, Geotec agrees to provide the Technology to Ecotec to facilitate the Process at each Facility.

§ 3.02.

 Sale of Process Coal.  Upon GreenCoal, Geotec or a third party’s allocation of funding for a Site and construction of a Facility, Ecotec will immediately commence operations utilizing the Process to generate Revenue and the Section 45 Credits. Geotec will purchase the Refined Coal and Product from Ecotec under its current agreement and will resell the coal to end-users to generate Revenue for the Joint Venture.  It is anticipated that sales of Refined Coal will occur to one or more public utilities or coal buyers throughout the United States.

§ 3.03.  Projected Production Schedule.  Geotec agrees to provide GreenCoal with a mutually agreeable production schedule that would reasonably be expected to generate anticipated Revenue for the Project Company and Net Profits for the Joint Venture. The production schedule and anticipated Revenue shall be based upon the assumptions as outlined in the Ecotec production model created by Foss & Company and the law firm of Winthrop & Weinstine, P.A.

§ 4. GreenCoal CONTRIBUTION TO JOINT VENTURE.

§ 4.01. Acquisition Financing.  GreenCoal, Geotec or a third party agree to immediately provide the Initial Operating Capital to Ecotec in an amount up to ten million dollars ($10,000,000) interest free to facilitate, acquisition of one or more Sites, construction of one or more Facilities and acquisition of equipment for operation of such Facilities, with such Initial Operating Capital to be repaid as described herein.

§ 4.02.  Operation of Coal Processing Facility.  GreenCoal also agrees that it will be available to serve as a vendor/subcontractor to Ecotec for the purpose of operating each Facility at Sites as requested by Ecotec principals.

§ 5.  ESTIMATED USE OF INITIAL OPERATING CAPITAL AND REPAYMENT.

§ 5.01.  Acquisition of Sites; Construction of Facility.  GreenCoal acknowledges that Ecotec must own coal and each Facility that is processing coal to generate Revenue and the Tax Credits. GreenCoal agrees that the Initial Operating Capital will be allocated to Ecotec to facilitate the purchase of one or more Sites as well as Feedstock.  The Initial Operating Capital may further be utilized to fund certain ancillary Expenses associated with acquisition of Sites, including permit transfer fees and the cost associated with replacement of the environmental bond.  The Initial Operating Capital shall also be utilized for the acquisition and construction of all components, machinery and equipment necessary for the operation of a Facility.

§ 5.02.

Acquisition of Additional Working Capital.  GreenCoal and Geotec acknowledge that the acquisition of additional working capital will be necessary for Ecotec to sustain coal processing operations at each Facility.  Accordingly, GreenCoal and Geotec agree that the Initial Operating Capital may be used in certain amounts, as deemed necessary by Ecotec, GEM and Geotec, to fund the costs associated with locating and acquiring additional working capital funding sources for use in the Ecotec coal processing operations.

§ 5.03.  Repayment of Initial Operating Capital.   The Parties agree that repayment of the Initial Operating Capital shall come exclusively from Net Profit generated by Geotec from the sale of Refined Coal and Product resulting from the operations of each Facility.  The Parties agree that seventy-five percent (75%) of the net profit from Geotec Refined Coal sales, exclusive of payment of Expenses, shall be utilized to reimburse GreenCoal, Geotec or any third party for its Initial Operating Capital contribution.

§ 6.  CONSIDERATION FOR THE AGREEMENT.

§ 6.01.  Allocation of Net Profits.  The Parties agree that subsequent to repayment of the Initial Operating Capital, Net Profits from Geotec’s sale of Refined Coal and Product from operations at each Facility shall be allocated and distributed evenly between GreenCoal, Geotec and any third parties.

§ 7. REPRESENTATIONS AND WARRANTIES OF EOTEC. Geotec represents and warrants to GreenCoal as follows:

§ 7.01. Organization of Geotec; Authority. Geotec is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Geotec has all requisite power and authority to carry on its business and to own or lease and operate its properties as such business is now conducted and such properties are now owned, leased or operated, to execute and deliver this Agreement and to carry out all actions required of it pursuant to the terms of this Agreement.

§ 7.02. Approvals of Geotec; Binding Effect. Geotec has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Geotec and constitutes the legal, valid and binding obligation of Geotec, enforceable against them in accordance with its terms.

§ 7.03. Non-Contravention. Neither the execution and delivery of this Agreement by Geotec, nor the consummation by Geotec of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any liens upon any property of Geotec pursuant to, (a) the Articles of Incorporation or Bylaws of Geotec, as amended to date; (b) any agreement or commitment to which it is a party or by which it or any of its properties is bound or to which it or any of such properties is subject; or (g) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority.

§ 7.04. Governmental Consents; Transferability of License, Etc. Except for required permits and environmental bond, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution, delivery and performance of this Agreement by Geotec or for the consummation by Geotec of the transactions contemplated hereby or thereby.

§ 8. REPRESENTATIONS AND WARRANTIES OF GreenCoal. GreenCoal represents and warrants to Geotec as follows:

§ 8.01. Organization of GreenCoal; Authority. GreenCoal is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois. GreenCoal has all requisite power and authority to carry on its business and to own or lease and operate its properties as such business is now conducted and such properties are now owned, leased or operated, to execute and deliver this Agreement and to carry out all actions required of it pursuant to the terms of this Agreement.

§ 8.02. Approvals of GreenCoal; Binding Effect. GreenCoal has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by GreenCoal and constitutes the legal, valid and binding obligation of GreenCoal, enforceable against it in accordance with its terms.

§ 8.03. Non-Contravention. Neither the execution and delivery of this Agreement by GreenCoal nor the consummation by GreenCoal of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of GreenCoal pursuant to (a) any agreement or commitment to which GreenCoal is a party or by which GreenCoal or any of its properties is bound or to which GreenCoal or any of its properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority relating to GreenCoal.

§ 8.04.  Governmental Consents; Transferability of Licenses, Etc.  No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by GreenCoal or for the consummation by GreenCoal of the transactions contemplated hereby or thereby.

§ 9.  TERMINATION OF AGREEMENT

§ 9.01.  Termination Events.  a.  The Parties may terminate this Agreement as provided below:

(i) The Parties may terminate this Agreement by mutual written consent at any time;

(ii) Geotec may terminate this Agreement by giving written notice to GreenCoal at any time in the event GreenCoal has breached any representation, warranty or covenant contained in this Agreement.

(iii) GreenCoal may terminate this Agreement by giving written notice to Geotec at any time in the event the Geotec has breached any representation, warranty or covenant contained in this Agreement.

b.

Effect of Termination.  If this Agreement is terminated pursuant to this Section, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party provided no funding has occurred.  In the event this Agreement is terminated after any Initial Operating Capital amount identified herein has been funded, Geotec shall be responsible for repayment of such Initial Operating Capital within 180 days of the termination of the Agreement.  No termination of this Agreement shall relieve any Party for its breach or violation of this Agreement.

§ 10. CONFIDENTIAL INFORMATION.

§ 10.01. Non-disclosure of Confidential Information. The Parties acknowledge that they each have been informed that it is the respective policy of the Parties to maintain as secret and confidential all information relating to (i) the financial condition, businesses and interests of the Parties and their affiliates, (ii) the systems, know-how, products, services, costs, inventions, patents, patent applications, formulae, research and development procedures, notes and results, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore and hereafter acquired, sold developed and/or used by the respective Parties and their affiliates and (iii) the nature and terms of the Parties’ and their affiliates’ relationships with their respective customers, clients, suppliers, lenders, vendors, consultants, independent contractors and consultants (all such information being hereinafter collectively referred to as “Confidential Information”), and the Parties further acknowledges that such Confidential Information is of great value to them and their affiliates and, in and by reason and as a result of this Joint Venture, the Parties will be making use of, acquiring and/or adding to such Confidential Information.  Therefore, the Parties understand that it is reasonably necessary to protect their respective trade secrets, good will and business interests. The Parties agree that they will not directly or indirectly (except where expressly authorized by the Party owning the Confidential Information) at any time hereafter divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than Geotec or its affiliates (hereinafter referred to collectively as “Third Parties”), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law.  Geotec shall retain exclusive rights to all of its proprietary formulas, processes, equipment designs and all intellectual property owned now and hereinafter acquired.

§ 10.02.  Company Materials.   In accordance with the foregoing, GreenCoal furthermore agrees that (i) GreenCoal will at no time retain or remove from the premises of Geotec or its affiliates any research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of GreenCoal’s activities under this Joint Venture Agreement and (ii) upon cessation or termination of this Agreement for any reason, GreenCoal shall forthwith deliver or cause to be delivered up to Geotec any and all research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials and other documents and materials in GreenCoal’s possession or under GreenCoal’s control relating to any Confidential Information or any property or information which is otherwise the property of Geotec and/or its affiliates.

§10.03.  Non-circumvention.  The Parties agree that with regard to any Site, business contact or lead that is identified by one Party to the other and was not already known by the other Party, that neither of them will circumvent the other Party and attempt to consummate any agreement or business relationship with respect to such Site, business contact or lead outside and to the exclusion of the Joint Venture for financial gain in any manner whatsoever.  The Parties further agree that they will not accept business outside the Joint Venture from any third party that is affiliated with or related in any manner to a Site, business contact or lead first identified by the other Party to this Agreement.

§ 11.  COVENANT NOT TO COMPETE.

In view of the Confidential Information to be obtained by or disclosed to GreenCoal, because of the know-how acquired and to be acquired by GreenCoal, and as a material inducement to Geotec to enter into this Agreement, GreenCoal covenants and agrees that, so long as this Agreement is in existence and for a period of two (2) years after termination of this Agreement for any reason, GreenCoal shall not, directly or indirectly (i) divert business from, (ii) solicit or transact any coal washing business competitive with Geotec or its affiliates with, or (iii) sell any coal washing products or services sold or offered by Geotec or its affiliates to, any customer, identified prospective customer or former customer of Geotec or its affiliates.  In addition, GreenCoal covenants and agrees that, so long as this Agreement is in existence and for a period of two (2) years after termination of this Agreement for any reason, GreenCoal hereby agrees to refrain from, anywhere in the world, (the “Geographical Area”), directly or indirectly owning, managing, operating, controlling or financing, or participating in the ownership, management, control or financing of, or being connected with or having an interest, in, or otherwise taking any part as a stockholder, director, officer, consultant, agent, consultant, partner or otherwise, in, any coal washing business competitive with that engaged in or being developed by Geotec or its affiliates during the term of this Agreement.  Without limitation of the foregoing, the business of Geotec is acknowledged to include the development, manufacture and sale of coal technology and recombinant protein technology and related technology.  GreenCoal acknowledges that Geotec’s business is anticipated to be international in scope, that a similar business could effectively compete with Geotec’s and its respective affiliates’ businesses from any location in the world, and that, therefore, the restricted Geographical Area is reasonable in scope to protect Geotec’s and its affiliates’ trade secrets and legitimate business interests.

§ 12. REMEDIES FOR BREACH OF SECTIONS 10 & 11.

The Parties covenant and agree that if there shall be a violation or breach any of the covenants or agreements provided for in Sections 10 and 11 hereof, the non-breaching Party and/or its affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations, or benefits which the breaching Party directly or indirectly has realized or realizes as a result of, growing out of or in connection with any such violation or breach.  In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 10 or 11 hereof, the non-breaching Party and/or its affiliates shall be entitled to a temporary or permanent injunction or any other appropriate decree of specific performance or equitable relief, without posting of bond, from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by the breaching Party, its partners, agents, representatives, servants, and/or by any third parties subject to the control of the breaching Party.  The non-breaching Party shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered, and the prevailing Party shall be entitled to reasonable attorney’s and paralegals’ fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels.  Resort by any Party and/or its affiliates to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which the non-breaching Party or its affiliates may have with respect to such breach or violation.

§ 13.  REASONABLENESS OF RESTRICTIONS.

§ 13.01.  Reasonableness.  The Parties acknowledges that any breach or violation of Sections 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to the non-breaching Party and its affiliates and that it would be very difficult or impossible to measure the damages resulting from any such breach or violation.  The Parties further acknowledge that they have carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agree that the restrictions and remedies set forth in such Sections (including but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Geotec and its affiliates.

§ 13.02.  Severability.  The Parties understand and intend that each provision and restriction agreed to by GreenCoal in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction and that in the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included therein, and any one or more of such valid provisions and restrictions may be enforced in whole or in part as the circumstances warrant.  In the event that any such provision relating to time period and/or geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical area or type of restriction such court deems reasonable and enforceable, said time period and/or geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period and/or geographical restriction and/or type of restriction which such court deems reasonable and enforceable.

§ 13.03.  Survivability.  The restrictions, acknowledgments, covenants and agreements of the Parties set forth in Sections 10, 11, 12 and 13 of this Agreement shall survive any termination of this Agreement for any reason, including expiration of the Agreement Term.

§  14.  INDEMNIFICATION.

§  14.01. Indemnification to Geotec, Ecotec and GEM.  GreenCoal agrees to indemnify and hold Geotec, Ecotec and GEM free and harmless from any loss, liability or cost (including reasonable attorney's fees) which is not covered by insurance proceeds and which Geotec, Ecotec and GEM may sustain, incur or assume (each, a “Loss”) as a result of, or relative to, any allegation, claim, civil or criminal action, proceeding, charge or prosecution (collectively “Claims”) which may be alleged, made, instituted or maintained against GreenCoal, Geotec, Ecotec or GEM jointly or severally, including any injury to Person(s) or damage to property or business arising from the operation of a Facility in and about any Project; provided, notwithstanding the foregoing, GeenCoal shall not be liable to indemnify and hold Geotec, Ecotec or GEM harmless from any such Loss which results from the gross negligence, fraud or willful misconduct of Geotec, Ecotec or GEM.  The provisions of this Section shall not apply to any Claims arising from performance by the Operator under an Operating Agreement nor constitute a release of any other rights of GreenCoal arising as a result of any breach or default by Geotec of a provision of this Agreement.  This indemnity provision relates only to Claims that in the aggregate exceed the amount of $50,000.00.

§ 14.02.  Indemnification to GreenCoal.  Geotec agrees to indemnify and hold GreenCoal free and harmless from any Loss which is not covered by insurance proceeds and which GreenCoal may sustain, incur or assume as a result of, or relative to, any Claims which may be alleged, made, instituted or maintained against Geotec or GreenCoal, jointly or severally, arising exclusively out of or based upon utilization of the Technology in and about any Project; provided, notwithstanding the foregoing, Geotec shall not be liable to indemnify and hold

GreenCoal harmless from any such Loss which results from the gross negligence, fraud or willful misconduct of GreenCoal.  The provisions of this Section shall not constitute a release of any other rights of Geotec arising as a result of any breach or default by GreenCoal of a provision of this Agreement. This indemnity provision relates only to Claims that in the aggregate exceed the amount of $50,000.00.

§  14.03.  Legal Fees, Etc., Procedures. Each indemnitor under this Section shall reimburse each indemnitee for any reasonable legal fees and costs, including reasonable attorney’s fees and other litigation expenses, reasonably incurred by such indemnitee in connection with defending against Claims with respect to which indemnity is granted hereunder; provided, however, that an indemnitor shall not be required to indemnify an indemnitee for any payment made by such indemnitee to any claimant in settlement of Claims unless such payment has been previously approved by indemnitor, which approval shall not be unreasonably withheld or delayed.

§  14.04.  Indemnified Parties. The indemnitees contained in this Article shall run to the benefit of each of Geotec, Ecotec, GEM and GreenCoal, and their respective Affiliates, and the directors, officers, members, managers and employees of Geotec, Ecotec, GEM and GreenCoal and of their respective Affiliates.

§  14.05.  Survival.  The provisions of this Section shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off claims that are subject to the provisions of this Section.

§ 15. GENERAL.

§ 15.01.  Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

If to Geotec, to:

Geotec, Inc.

           110 East Atlantic Ave., Suite 200

Delray Beach, FL 33444

           Attention:   Bradley T. Ray, CEO

With a copy to:

Clifford J. Hunt, Esquire

8200 Seminole Boulevard

Seminole, FL 33772

If to GreenCoal, to:

GreenCoal, LLC

257 West Lincoln Avenue

Lewistown, Illinois 61542

Attention:  Steven C. Etcheson, Manager

With a copy to:

Steven C. Etcheson, Esquire

Chastain & Etcheson, LLC

257 West Lincoln Avenue

Lewistown, Illinois 61542

     § 15.02. Entire Agreement. This Agreement contains the entire understanding of the Parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

§ 15.03. Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws.  The Parties agree that courts of competent jurisdiction in Palm Beach County, Florida and the United States District Court for the Southern District of Florida, shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief with regard to any action arising out of any breach or alleged breach of this Agreement.  The Parties agree to submit to the personal jurisdiction of such courts and any other applicable court within the state of Florida.  The Parties further agree that the mailing of any process shall constitute valid and lawful process against such Party.  The Parties waive any claim that they may have that any of the foregoing courts is an inconvenient forum.

§ 15.04.  Arbitration.  The Parties agree that all controversies, claims, disputes and matters in question arising out of, or related to this Agreement, the performance under this Agreement, the breach of this Agreement or any other matter or claim whatsoever shall be decided by binding arbitration before the American Arbitration Association, utilizing its Commercial Rules.  Venue for any arbitration between the Parties shall be had and is mandatory in West Palm Beach, Palm Beach County, Florida to the exclusion of all other places of venue, for all matters that arise under this Agreement.

§ 15.05. Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as “section” or “subsection.” The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

§ 15.06. Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Parties hereto.

§ 15.07. Survival and Materiality of Representations and Warranties. The representations and warranties of the Parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by Geotec, shall be deemed to have been relied on by Geotec and shall survive the Closing and the consummation of the transactions contemplated hereby.

§ 15.08. Further Assurances. From time to time, at the request of Geotec and without further consideration, GreenCoal shall execute and deliver such further instruments and take such other actions as Geotec may reasonably require in furtherance of the Joint Venture. Geotec and GreenCoal shall also execute and deliver to the appropriate other Party such other instruments as may be reasonably required in connection with the performance this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

§ 15.09. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than Geotec and GreenCoal and their respective officers, directors, shareholders, members, managers, agents and/or assigns any rights or remedies under or by reason of this Agreement.

§ 15.10. Satisfaction of Conditions Precedent. Geotec and GreenCoal will each use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this § 13.10 shall obligate any Party hereto to waive any right or condition under this Agreement.

§ 15.11. Public Statements or Releases. The Parties hereto each agree that no Party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other Parties hereto. Nothing contained in this § 13.11 shall prevent any Party from making such public announcements as such Party may consider necessary in order to satisfy such Party’s legal or contractual obligations, including required filings with the United States Securities and Exchange Commission.

§  15.12.  Initial Operating Capital not a Security.  The Parties acknowledge and agree that the Initial Operating Capital identified in this Agreement and included within their joint venture shall not be construed as a “security” as such term is defined under state and federal laws. The Parties agree that they shall be estopped from asserting any potential rights or remedies under state and/or federal securities laws and agree to waive any claims that may arise under such laws as a result of the Loan transaction.  Notwithstanding the foregoing, to the extent that the Initial Operating Capital transaction is deemed by any state or federal regulatory body to constitute a security, the Parties agree that Initial Operating Capital transaction is made pursuant to Section 4(2) of the Securities Act of 1933, as amended, and applicable transaction exemption provisions of state securities laws.  Furthermore, each of the Parties acknowledges and agrees that they are an “accredited investor” as such term is defined in Securities and Exchange Commission Rule 144 and that they have been given reasonable access to all material facts relative to the Loan transaction, the business of Geotec, as well as the business activities of GreenCoal and their respective principals.

§ 15.13.  Termination of Joint Venture.  Notwithstanding any other provision of this Agreement, this Joint Venture Agreement shall terminate upon completion of the business activities of the Joint Venture and distribution of all profits derived therefrom.

§ 16. COUNTEPARTS.

 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures On Next Page]

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year set forth below.

Date:  June 6, 2008

GEOTEC, INC.

/s/:  Bradley T. Ray

Bradley T. Ray, CEO

Date:  June 6, 2008

GREENCOAL, LLC

/s/:  Steven C. Etcheson

Steven C. Etcheson, Manager

ADDENDUM

These groups and sites that will utilize the Geotec Bio-refining process to develop these reserves. These potential sites are located in Illinois, Indiana and Kentucky. They are listed below.

Site	Permit	Waste Coal	Tonnage
S. Illinois	current	gob/fines	4m +/-
S. Illinois	current	gob/slurry	2m +/-
S. Illinois	current	gob/slurry/fines	6m +/-
S. Illinois	current	gob/fines	3m +/-
S. Illinois	6/08 approval	gob/slurry	8m +/-
Indiana	9/09 approval	gob/fines	5m +/-
Kentucky		gob/slurry/fines	90m +/-